Exhibit 10.27

PACTIV EVERGREEN INC.

INVOLUNTARY TERMINATION PROTECTION POLICY

(Adopted: February 27, 2024)

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Pactiv Evergreen Inc. (the “Company”), acting pursuant to Section 3.4(a) of its Charter, has adopted this Involuntary Termination Protection Policy (this “Policy”), and the Board has approved its application to the Chief Executive Officer of the Company (the “CEO”). Capitalized terms used but not defined elsewhere in this Policy are defined in Section 10.

Section 1.
Purpose. The purpose of this Policy is to improve the Company’s ability to recruit and retain qualified executives and other critical employees. This Policy is further intended to provide certain protections to a select group of management or highly compensated employees (within the meaning of ERISA) in connection with a Change in Control or involuntary termination of employment.
Section 2.
Participants. This Policy applies to (i) each Section 16 Officer and (ii) such other persons as the Committee may from time to time designate, in the case of each of clauses (i) and (ii), only if such person has executed a Participation Agreement.
Section 3.
Exclusive Benefits.
(a)
In General. Except as set forth in Section 3(b) or as may be set forth in the applicable Participation Agreement, this Policy is intended to be the only agreement between a Participant and any member of the Company Group regarding any severance payments or benefits to be paid to such Participant on account of a termination of employment whether unrelated to, concurrent with or following a Change in Control. Accordingly, by executing a Participation Agreement, each Participant forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement or offer letter.
(b)
Equity Incentive Plan. The provisions of Section 3(a) do not apply with respect to, and this Policy does not supersede or vitiate and the Participants do not waive or forfeit the benefit of, any equity acceleration provisions contained in the Company’s Equity Incentive Plan and any equity award agreement to which a Participant is party.
Section 4.
Severance Benefits. Subject to Section 5 and Section 6, Participants shall be eligible to receive severance payments and benefits pursuant to this Policy as follows:
(a)
Qualifying CIC Termination. Upon a Qualifying CIC Termination, unless and except as otherwise set forth on the applicable Participant’s Participation Agreement:
(i)
All of the then-unvested shares subject to each of such Participant’s then-outstanding equity awards granted after the execution of the applicable Participant’s Participation Agreement shall immediately vest (and, if applicable, become exercisable) and any performance goals or other vesting criteria shall be deemed to have been achieved at target levels; provided, that any provision to the contrary in the agreement pursuant to which such Participant’s outstanding equity awards were granted shall supersede and control this Section 4(a)(i). Any awards that vest under this Section 4(a)(i) shall be settled on the 61st day following the Qualifying Termination or, to the extent that such award

Exhibit 10.27

constitutes nonqualified deferred compensation for purposes of Section 409A, shall be settled at the time set forth in the applicable grant agreement reflecting such award.
(ii)
The Participant shall receive severance compensation equal to the amount obtained by adding (x) the Pro Rata Bonus Amount to (y) the amount obtained by multiplying (A) the Cash Multiple by (B) the sum of such Participant’s Base Salary and Target Bonus. This amount shall be paid in equal cash instalments in accordance with the Company’s usual payroll practices over the 12 months following the Qualifying Termination.
(b)
Qualifying Non-CIC Termination. Upon a Qualifying Non-CIC Termination, unless and except as otherwise set forth on the applicable Participant’s Participation Agreement, such Participant shall receive severance compensation equal to the amount obtained by adding (i) the Pro Rata Bonus Amount to (ii) the amount obtained by multiplying (x) the Cash Multiple by (y) the sum of such Participant’s Base Salary and Target Bonus. This amount shall be paid in equal cash instalments in accordance with the Company’s usual payroll practices over the 12 months following the Qualifying Termination.
(c)
Health Coverage. Upon a Qualifying Termination, unless and except as otherwise set forth on the applicable Participant’s Participation Agreement, if such Participant makes a valid election to continue health coverage, such Participant and any eligible dependents shall continue to be covered by the Company’s health plan (the “Health Plan”) as in effect from time to time, and subject to the rules thereof (including any requirement to make contributions or pay premiums, except that the Company shall continue to contribute or pay the employer’s share of such premiums and such Participant shall contribute or pay his or her share of such premiums on an after-tax basis) until the 18 month anniversary of the Qualifying Termination. If such provision of insurance coverage would either (A) violate the terms of the Health Plan (or any related insurance policies) or (B) violate any of the nondiscrimination requirements of the Code, then the Company, in its sole discretion, may elect to pay such Participant, in lieu of the health insurance coverage described herein, a monthly cash payment equal to the total monthly premiums (or in the case of a self-funded plan, the cost of COBRA continuation coverage) that would have been paid by the Company for such Participant under the Health Plan.
Section 5.
Release Requirement. Notwithstanding anything to the contrary in this Policy, the receipt by any Participant of any severance payments or benefits pursuant to this Policy is subject to and conditioned upon such Participant’s signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the applicable Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, then the Participant shall forfeit any right to severance payments or benefits under this Policy. In no event shall severance payments or benefits be paid, payable or provided hereunder until the applicable Release actually becomes effective and irrevocable.
Section 6.
Section 409A; Section 280G.
(a)
Section 409A. The Committee intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A, so that no such payments or benefits will be subject to the additional tax imposed thereunder, and any ambiguities in this Policy shall be interpreted consistently with such intent. No payment or benefits to be paid to a Participant, if any, pursuant to this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred

Exhibit 10.27

compensation under Section 409A (together, the “Deferred Payments”) shall be paid or otherwise provided until a Participant has experienced a “separation from service” within the meaning of Section 409A. If, at the time of a Participant’s termination of employment, he or she is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments shall be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A. The Company reserves the right to amend this Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or any other individual, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment and benefit payable under this Policy is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). If any reimbursements provided by the Company pursuant to this Policy would constitute nonqualified deferred compensation for purposes of Section 409A, such reimbursements shall be subject to the following rules: (i) the amounts to be reimbursed shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Participant’s lifetime and the lifetime of Participant’s eligible dependents; (ii) the amounts eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Participant’s right to a reimbursement is not subject to liquidation or exchange for cash or another benefit. In no event will the Company reimburse any Participant for any taxes that may be imposed as a result of Section 409A.
(b)
Section 280G. Notwithstanding the contrary herein, if any payment or benefit that a Participant would receive from the Company or any other party whether in connection with the provisions hereof or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If such a reduction in payments or benefits constituting “parachute payments” is necessary, reduction shall occur in the following order: first, reduction of cash payments; then, cancellation of accelerated vesting of stock awards; and finally, reduction of employee benefits. If acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s equity awards unless the Participant elects in writing a different order for cancellation. The Participant shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Participant shall not be reimbursed by any member of the Company Group for any such payments. The Company shall select a professional services firm to make the determinations required to be made under this Section 6(b). The Company shall request that firm provide detailed supporting calculations both to the Company and the Participant before the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Participant at that time. For purposes of making such calculations, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Participant shall furnish to the firm such information and documents as the firm may reasonably request in order to make a determination. The Company shall bear all costs the firm may reasonably incur in connection with any calculations contemplated by this Section 6(b). The Company shall have no liability to the Participant for the determinations of the firm.

Exhibit 10.27

Section 7.
Resignation for Good Reason. If, without a Participant’s express written consent, the Participant experiences (a) a material adverse change in the nature or scope of his or her authority, powers, functions, duties, responsibilities or reporting relationship (including ceasing to directly report to the chief executive officer or board of directors of a publicly traded entity, if applicable); (b) a material reduction by the Company Group in his or her rate of annual base salary; (c) the failure of the Company Group to continue any material compensation plan in which he or she is participating, unless he or she is permitted to participate in other plans providing him or her with substantially comparable compensation-related benefits, or the taking of any action by the Company Group which would adversely affect his or her participation in or materially reduce his or her compensation-related benefits under any such plan; or (d) the failure of the Company Group to obtain from any successor or transferee of the Company Group an express written and unconditional assumption of the Company’s obligations under this Policy, then, in each of cases (a) through (d), the Participant may provide the Company with written notice thereof within ninety 90 days after obtaining knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the offending event or circumstance. If (x) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of any such notice and (y) the Participant resign from employment with the Company Group within 30 days following the end of such first 30-day period, then the Participant will have terminated his or her employment with “Good Reason.”
Section 8.
Procedures.
(a)
Claims Procedure. Any Participant who believes that he or she is entitled to any payment under this Policy may submit a claim in writing (including through an authorized representative) to the Committee. If the Committee denies the claim (in full or in part), it shall provide the claimant with a written or electronic notice explaining the specific reasons for the denial and referring to the provisions of this Policy on which the denial is based. The notice shall also describe any additional material or information needed to support the claim and an explanation of why such material or information is necessary. In addition, the notice shall contain a description of this Policy’s procedures for appealing the denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. The denial notice shall be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension shall be given within the initial 90-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.
(b)
Appeals Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records, and other information relating to the claim . The Committee shall conduct a full and fair review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall provide written or electronic notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) shall be given written notice of the reason for the delay prior to the expiration of the initial 60-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. In the case of an adverse decision on review, the Committee shall provide the claimant with a written

Exhibit 10.27

notice explaining the specific reasons for the adverse decision and referring to the provisions of this Policy on which the adverse decision is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
(c)
Statute of Limitations. No legal action for benefits under the Policy may be brought by any person before completing and exhausting the claims and appeals procedures contained in this Section 8. In addition, no legal action may be commenced later than one year from the claimant’s receipt of the final decision on appeal.
(d)
Venue. Any and all legal actions initiated to enforce any right or obligation arising out of or relating to the Policy, or concerning the subject matter hereof, shall be brought in and determined in federal court in the Northern District of Illinois.
Section 9.
Miscellaneous.
(a)
Withholding. The Company may withhold from any payments or benefits payable hereunder all taxes required to be withheld therefrom and any other required payroll deductions.
(b)
Administration. The Committee shall have full discretion to administer and interpret this Policy. Any decision made or other action taken by the Committee with respect to this Policy, and any interpretation by the Committee of any term or condition of this Policy, or any related document, shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.
(c)
Amendments. The Board or the Committee may amend, supplement, waive or terminate this Policy at any time in its sole discretion, without advance notice to any Participant or other person and without regard to the effect of any such amendment, supplementation, waiver or termination on any Participant or other person; provided, that (i) any such action with respect to this Policy that causes a person or group of persons to cease to qualify as a Participant must be communicated to any affected person at least six months before its effective date and (ii) no such action with respect to this Policy shall take effect within the 24 month period beginning on the date of a Change of Control to the extent that such action would reduce the benefits provided hereunder or impair a Participant’s eligibility under this Policy without the written consent of the affected Participant.
(d)
Governing Law. This Policy shall be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Delaware, other than the conflicts of laws provisions thereof.
(e)
Attorney’s Fees. The Company and each Participant shall bear their own respective attorney’s fees incurred in connection with any disputes between them hereunder.
(f)
Successor. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) shall assume the obligations under this Policy and agree expressly to perform the obligations under this Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Policy, the term “Company” includes any successor to the

Exhibit 10.27

Company’s business and/or assets which becomes bound by the terms of this Policy by operation of law or otherwise.
Section 10.
Definitions. As used in this Policy, the following terms have the following meanings:

“Base Salary” means, with respect to a Participant, the annual base salary as in effect immediately prior to the applicable Qualifying Termination or, if greater, at the level in effect immediately prior to the Change in Control in the case of a Qualifying CIC Termination.

“Cash Multiple” means, unless otherwise specified in the applicable Participation Agreement, (i) in the case of the CEO experiencing a Qualifying CIC Termination, then 250%; (ii) in the case of the CEO experiencing a Qualifying Non-CIC Termination or a Participant other than the CEO experiencing a Qualifying CIC Termination, then 200%; and (iii) in the case of a Participant other than the CEO experiencing a Qualifying Non-CIC Termination, then 100%.

“Cause” means in the good faith determination of the Committee that the applicable Participant has engaged in conduct consisting of (i) fraud, conviction of a crime or other willful or intentional misconduct related to the Participant’s duties as an employee of the Company Group or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of the Participant’s employment which has not been corrected or remediated within 30 days after written demand for substantial performance is delivered to the Participant by the Company specifically identifying the manner in which the Participant has not substantially performed such duties.

“Change in Control” has the meaning set forth in the Company’s Equity Incentive Plan, as the same may be amended from time to time.

“CIC Period” means the period beginning on the date on which a Change in Control occurs and ending on the second anniversary thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and its controlled group of direct and indirect subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Involuntary Termination” means, with respect to a Participant, termination of employment with the Company Group other than (i) by the Company for Cause, (ii) by such Participant for any reason other than for Good Reason in compliance with Section 7 or (iii) in connection with such Participant’s death or disability.

“Participant” means each person who is eligible pursuant to Section 2 and has executed a Participation Agreement.

“Participation Agreement” means an agreement in the form attached hereto as Exhibit A.

“Person” has the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and Section 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

Exhibit 10.27

“Pro Rata Bonus Amount” means, with respect to a Participant, the amount obtained by multiplying (i) such Participant’s Target Bonus by (ii) the amount obtained by dividing (x) the total number of full calendar days during the calendar year in which the applicable Qualifying Termination occurred during which such Participant was employed by the Company Group prior to such Qualifying Termination by (y) the total number of calendar days during such calendar year.

“Qualifying CIC Termination” means, with respect to a Participant, an Involuntary Termination that occurs during a CIC Period.

“Qualifying Non-CIC Termination” means, with respect to a Participant, an Involuntary Termination that occurs other than during a CIC Period.

“Qualifying Termination” means a Qualifying CIC Termination or a Qualifying Non-CIC Termination, as the case may be.

“Section 16 Officer” means executive officers of the Company within the meaning of Section 16 of the Exchange Act.

“Section 409A” means Section 409A of the Code, and any guidance promulgated thereunder.

“Target Bonus” means, with respect to a Participant, the amount obtained by multiplying (i) such Participant’s Base Salary by (ii) such Participant’s target annual cash incentive percentage as in effect immediately prior to the applicable Qualifying Termination or, if greater, the percentage in effect immediately prior to the Change in Control in the case of a Qualifying CIC Termination.

Exhibit 10.27

Exhibit A

Form of Participation Agreement

Exhibit 10.27

PACTIV EVERGREEN INC.

INVOLUNTARY TERMINATION PROTECTION POLICY

PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between Pactiv Evergreen Inc., a Delaware corporation (the “Company”), on the one hand, and [__], an individual (the “Employee”), on the other. Capitalized terms used but not defined in this Agreement are defined in the Policy (as defined below).

R E C I T A L S

WHEREAS, the Company adopted an Involuntary Termination Protection Policy (the “Policy”) to ensure the Company that it is able to recruit and retain talented executives and assure that it will have the continued dedication and objectivity of the participants in the Policy; and

WHEREAS, the Company has designated the Employee as eligible for protection under the Policy and this Agreement, subject to the Employee’s qualifying under the Policy.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 11.
Designation as Participant. The Employee has been designated as a Participant under the Policy, subject to such Employee’s fulfilling the criteria of being a Participant on the day of the applicable Qualifying Termination.
Section 12.
Terms and Conditions. The terms and conditions of the Employee’s participation in the Policy are as set forth in the Policy.
Section 13.
Special Provisions. Notwithstanding anything to the contrary set forth in the Policy, (i) [insert any different severance provisions or multiples] and (ii) [to the extent that the Participant was a party to an employment agreement or other severance arrangement with the Company prior to execution of this Participation Agreement (a “Pre-Existing Agreement”) and the severance set forth in such Pre-Existing Agreement constituted deferred compensation for purposes of Section 409A and provided a different payment schedule than set forth in the Policy, then any amount of severance set forth in this Policy that corresponds to the amount provided in such Pre-Existing Agreement shall be paid upon the schedule set forth in such Pre-Existing Agreement, to the extent required to avoid an excise tax under Section 409A].
Section 14.
Miscellaneous. This Agreement and the Policy constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and shall specifically supersede any severance and/or change of control provisions of any offer letter or employment agreement entered into between the Employee and any member of the Company Group. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. This Agreement shall be governed and construed in accordance with ERISA and the laws of the State of Delaware.

[Signature Page Follows]

Exhibit 10.27

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the last date set forth below.

COMPANY: EMPLOYEE:

PACTIV EVERGREEN INC. [__]

By: _______________________ ___________________________

Name: J.D. Bowlin
Title: Chief Human Resources Officer

Date: ___________________ Date: ____________________